EXHIBIT E
VOTING AGREEMENT AND IRREVOCABLE PROXY
     This VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), dated as of April 10, 2006, is made by and between DTE Energy Foundation, a Michigan non-profit corporation (“Seller”) and Smart Hydrogen Inc., a BVI Business Company incorporated under the laws of the British Virgin Islands (“Buyer”). Each of Seller and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Buyer and Plug Power Inc., a Delaware corporation (the “Company”), are parties to that certain Stock Purchase Agreement, substantially in form as attached hereto as Exhibit A (the “Company Purchase Agreement”), whereby, among other things, the Company has agreed to issue, and Buyer has agreed to purchase, certain shares of preferred stock of the Company and to execute certain other agreements and consummate certain other transactions in connection therewith; and
     WHEREAS, Seller is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of 1,825,000 shares (the “Sale Shares”) (of the common stock, par value $0.01 per share, of the Company (the “Common Stock”); and
     WHEREAS, in connection with that certain Stock Purchase Agreement, of even date herewith, by and between Seller and Buyer (the “Foundation Purchase Agreement”), Seller has agreed to sell, and Buyer has agreed to purchase, the Sale Shares on the terms and conditions set forth therein;
AGREEMENT
     NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “Amendment Notice” shall have the meaning specified in Section 6.1 of this Agreement.
     “Applicable Laws” means all applicable laws, statutes, ordinances, orders, rules, regulations, policies, or guidelines promulgated, or judgments, decisions, or orders entered, by any Governmental Authority.
     “Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by law to be closed in the City of New York, NY.

     “Buyer” shall have the meaning specified in the preamble to this Agreement.
     “Common Stock” shall have the meaning specified in the recitals to this Agreement.
     “Company” shall have the meaning specified in the recitals to this Agreement.
     “Company Purchase Agreement” shall have the meaning specified in the recitals to this Agreement.
     “Company Transaction” shall mean, collectively, all of the transactions contemplated by the Company Purchase Agreement, including without limitation the sale and issuance of Class B Capital Stock, a series of preferred stock, by the Company to Buyer.
     “Contract”, when used with respect to any Person, means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan, or practice, or other agreement, obligation, commitment, or concession of any nature to which such Person is a party, by which such Person or any of its assets or properties is bound or affected, or pursuant to which such Person is entitled to any rights or benefits.
     “DTE Closing” shall mean the consummation of the DTE Transaction in accordance with the terms and conditions of the Foundation Purchase Agreement.
     “DTE Transaction” shall mean, collectively, all of the transactions contemplated by the DTE Transaction Agreements.
     “DTE Transaction Agreements” shall mean this Agreement, the Foundation Purchase Agreement, the DTE Voting Agreement, and the Lock-Up Agreement.
     “DTE Voting Agreement” shall mean that certain Voting Agreement And Irrevocable Proxy, of even date herewith, by and among DTE Energy Company, a Michigan corporation, DTE Energy Ventures Inc., a Michigan corporation, and Buyer.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Foundation Purchase Agreement” shall have the meaning specified in the recitals to this Agreement.
     “Governmental Authority” shall mean any federal, state, local, or foreign government, governmental, regulatory, or administrative authority, agency, or commission or any court, tribunal, or judicial, or arbitral body.
     “Lien” shall mean any encumbrance, lien (statutory or otherwise), pledge, charge, claim, security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, restriction, purchase agreement, voting agreement, standstill agreement, restriction on transfer (other than restrictions upon transfer under the Securities Act or the State Acts), or other encumbrance of any nature whatsoever, whether consensual, statutory, or otherwise.

     “Lock-Up Agreement” shall mean that certain Lock-Up Letter Agreement, of even date herewith, by and among DTE, DTE Ventures, and the Company.
     “Person” shall mean a person, corporation, partnership, limited liability company, joint venture, trust, or other entity or organization.
     “Sale Shares” shall have the meaning specified in the recitals to this Agreement.
     “Securities Act” shall have the meaning specified in Section 3.4 of this Agreement.
     “Seller” shall have the meaning specified in the preamble to this Agreement.
     “Shares” shall mean, collectively, all of the Sale Shares, including all shares of the Company’s capital stock acquired by Seller after the date hereof.
     “State Acts” shall have the meaning specified in Section 3.4 of this Agreement.
     Section 1.2 Rules of Construction
     (a) Unless the context otherwise requires, as used in this Agreement (i) a term has the meaning ascribed to it; (ii) “or” is not exclusive; (iii) “including” means “including without limitation;” (iv) words in the singular include the plural and vice versa; (v) words applicable to one gender shall be construed to apply to each gender; (vi) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (vii) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement; and (viii) the descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     (b) A reference to any Person includes such Person’s successors and permitted assigns.
ARTICLE II
COVENANTS OF THE SELLER
     Section 2.1 Agreement to Vote. At any meeting of the stockholders of the Company held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, Seller shall vote or cause to be voted all of its Shares (A) in favor of (i) approval of the Company Transaction and (ii) any actions required in furtherance of the Company Transaction; and (B) against (i) any proposal for action or agreement that is likely to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Company Purchase Agreement or which is likely to result in any of the conditions to the obligations of Buyer or the Company under the Company Purchase Agreement not being fulfilled or (ii) any other action which would impede, interfere with, delay, postpone, or materially affect the Company Transaction or the likelihood of the Company Transactions being consummated; provided, however, that no such vote shall be required by Seller if such vote would result in a violation by Seller of any Applicable Laws.

     Section 2.2 Irrevocable Proxy; Acknowledgements.
     (a) In order to better effect the provisions of Section 2.1 hereof, Seller hereby irrevocably grants to and appoints Buyer, and any individual(s) designated in writing by Buyer, as Seller’s proxy and attorney-in-fact (with full power of substitution), for and in Seller’s name, place, and stead, to vote all of the Shares held by Seller or any Affiliate thereof at any meeting of the stockholders of the Company held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date in accordance with the terms of Section 2.1 hereof.
     (b) Seller acknowledges that:
     (i) Buyer and the Company are relying on Seller’s execution and delivery of this Agreement in connection with the execution and delivery of the Company Purchase Agreement and other actions necessary for the consummation of the Company Transaction;
     (ii) the irrevocable proxy granted hereby is given in connection with the DTE Transaction, and that such irrevocable proxy is given to secure the performance of the duties of the Seller under this Agreement and the Foundation Purchase Agreement;
     (iii) the irrevocable proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by Applicable Laws, including Section 212(c) of the General Corporation Law of the State of Delaware, as amended, and shall not be revoked or terminated by any act of Seller, by lack of appropriate power, or Governmental Authority, or by the occurrence of any other event or events, except as provided in this Agreement; and
     (iv) the performance of this Agreement is intended to benefit Buyer, the Company, and their respective Affiliates.
     Section 2.3 Proxies and Voting Agreements. Seller hereby revokes any and all previous proxies (other than the proxy granted pursuant to Section 2.2) granted with respect to its Shares. Prior to the Termination Date, Seller agrees not to, directly or indirectly, (a) grant any proxies or powers of attorney (except pursuant to Section 2.2 hereof) with respect to its Shares, (b) deposit any of its Shares into any voting trust, or (c) enter into any other voting agreement or understanding with respect to its Shares. Notwithstanding anything stated to the contrary, the foregoing shall not prohibit Seller from granting proxies in connection with the annual meeting of the Company’s stockholders with respect to voting on matters other than the matters that are the subject matter of this Agreement.
     Section 2.4 No Transfer of Shares. Prior to the Termination Date, Seller shall not sell, transfer, assign, convey, or otherwise dispose of, directly or indirectly, any of its Shares.
     Section 2.5 No Ownership Interest in Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Seller, and Buyer shall have no authority to exercise any power or authority to direct the voting of any of the Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Seller hereby represents and warrants to Buyer that:
     Section 3.1 Organization, Good Standing, and Qualification. Seller is a non-profit corporation duly organized and validly existing, and in good standing under the laws of the State of Michigan.
     Section 3.2 Authority and Authorization. Seller has the requisite corporate power and authority to execute, deliver, and perform its obligations under each DTE Transaction Agreement to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by Seller of each DTE Transaction Agreement to which it is a party, and the consummation of all transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Seller. Each DTE Transaction Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.
     Section 3.3 No Conflicts. The execution, delivery, and performance of this Agreement and the Foundation Purchase Agreement do not, and the consummation of the transactions contemplated thereby shall not, (i) conflict with, or result in the breach of, any provision of Seller’s articles of incorporation, by-laws, or any other similar governing or organizational document; (ii) violate any Applicable Laws with respect to Seller or any of its properties or assets; or (iii) conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, or creation, a “Violation”) any Contract to which Seller is a party, by which Seller or any of its assets or properties is bound or affected, or pursuant to which Seller is entitled to any rights or benefits.
     Section 3.4 No Consents or Approvals. Except for any filings or approvals that may be required by the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state (the “State Acts”), no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement or the Foundation Purchase Agreement.
     Section 3.5 The Shares. As of the date hereof, the Shares consist of the Sale Shares. Seller has the sole voting power, without restrictions, with respect to all of the Shares. None of the Shares is subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting, and no proxy, power of attorney, or other authorization has been granted with respect to Shares, other than as contemplated by Article II hereof.
     Section 3.6 Other Company Securities. The Shares are the only shares of capital stock of the Company owned beneficially or of record by Seller, and Seller does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that:
     Section 4.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.
     Section 4.2 Authority and Authorization. Buyer has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and an implied covenant of good faith and fair dealing.
     Section 4.3 No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with, or result in the breach of, any provision of Buyer’s governing or organizational documents; (ii) violate any Applicable Laws applicable to Buyer or any of its properties or assets; or (iii) constitute a Violation with respect to any Contract to which Buyer is a party, by which Buyer or any of its assets or properties is bound or affected, or pursuant to which Buyer is entitled to any rights or benefits.
     Section 4.4 No Consents or Approvals. Except for any filings or approvals that may be required by the Securities Act or the State Acts, no waiver, approval, authorization, order, license, permit, franchise or consent of or registration, declaration, qualification or filing with any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the Foundation Purchase Agreement.
     Section 4.5 No Company Information. Buyer has received no information with respect to the Company from Seller.

ARTICLE V
TERMINATION
     Section 5.1 Termination.
     (a) Automatic Termination. This Agreement shall automatically terminate, without any action by any Party or other Person, upon the first to occur of (i) the termination of the Foundation Purchase Agreement in accordance with the terms thereof; or (ii) the day following the close of the meeting of stockholders of the Company to consider the Company Transaction.
     (b) Optional Termination. This Agreement may be terminated at any time prior to the DTE Closing: (i) by mutual written consent of each of the Parties; or (ii) by Seller, upon the good-faith determination by Seller that there has been a material amendment to the Company Purchase Agreement; provided, however, that (x) Seller shall not exercise its termination right under this clause (ii) of this Section 5.1(b) unreasonably and (y) with respect to any amendment of the Company Purchase Agreement identified by Buyer in an Amendment Notice, Seller may only exercise its termination right under this clause (ii) of this Section 5.1(b) within 10 Business Days after its receipt of such Amendment Notice.
     (c) Termination Date. The date in which this Agreement terminates under this Section 5.1 shall constitute the “Termination Date” for purposes of this Agreement.
     Section 5.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Party or its directors, officers, employees, partners, managers, members, or stockholders, and all rights and obligations of each Party shall cease; provided, however, that nothing contained in this Section 5.2 shall relieve any Party from liabilities or damages arising out of any fraud or willful breach by such Party of any of its representations, warranties, or covenants contained in this Agreement.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Amendment Notice. In the event that Buyer and the Company shall execute an amendment to the Company Purchase Agreement in accordance with the terms thereof, Buyer shall provide Seller with written notice thereof as soon as reasonably practicable thereafter, and such notice shall include a copy of such amendment (an “Amendment Notice”).
     Section 6.2 Acknowledgement. Each Party hereby acknowledges the adequacy of the consideration provided under this Agreement and waives any right such Party may have to challenge the enforceability of this Agreement for lack of adequate consideration.
     Section 6.3 Specific Performance. Seller agrees that Buyer would be irreparably damaged if for any reason Seller fails to perform any of its obligations under this Agreement, and that Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, Buyer shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement. This provision is without prejudice to any other rights that Buyer may have against Seller, or that Seller may have against it, for any failure to perform its obligations under this Agreement.
     Section 6.4 Notices. All notices or communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), facsimile transmission, or sent by courier to the address or addresses specified below for the relevant Person:
If to Buyer, to:
Smart Hydrogen Inc.
c/o ZAO Interros Holding Company
9 Bolshaya Yakimanka Street
Moscow 119180, Russia
Attention: Marianna Zakharova
Facsimile: +7 495 785 6362
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
The Warner
1299 Pennsylvania Avenue, N.W.
Washington, DC 20004-2400
Attention: Gregory J. Golden
Facsimile: (202) 585-1025
if to Seller, to:
DTE Energy Foundation
2000 2nd Avenue, 1046 WCB
Detroit, MI 48226
Attention: Nick A. Khouri, Treasurer
Facsimile: (313) 235-0285
with a copy (which shall not constitute notice) to:
Richard Harden
Hunton & Williams LLP
200 Park Avenue
New York, NY 10166
Facsimile: (212) 309-1100
or to such other mailing address or facsimile number as a Party may, from time to time, designate in a written notice given in a like manner. Notice in person or by courier shall be deemed delivered upon actual receipt. Notice given by facsimile shall be deemed delivered on the day the sender receives facsimile confirmation that such notice was received at the facsimile number of the addressee. Notice given by mail as set out above shall be deemed to be delivered on the seventh Business Day following deposit in the U.S. mail.

     Section 6.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.
     Section 6.6 Entire Agreement. This Agreement and the Foundation Purchase Agreement embody the entire agreement and understanding of the Parties in respect of the DTE Transaction. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Foundation Purchase Agreement supersede all prior agreements and understandings between the Parties with respect to DTE Transaction.
     Section 6.7 Governing Law; Venue; Service of Process. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof that would require the application of another state’s law. Each Party consents to the non-exclusive jurisdiction of the federal courts located within the State of New York for any action, suit, or proceeding arising out of or relating to this Agreement. Each Party hereby waives any objection to the laying of venue of any such action, suit, or proceeding in the federal courts located within the State of New York and hereby further waives and agrees not to plead or claim in such court that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice, or document by U.S. registered mail (with respect to any address in the United States) or by a recognized international express courier service, including, without limitation, International Federal Express (with respect to any address outside of the United States) to such Party’s then current address for notice under Section 6.4 shall be effective service of process for any action, suit, or proceeding brought against it in such court. Each Party agrees that its submission to jurisdiction and its consent to service of process in the manner described above is made for the express benefit of the other Parties.
     Section 6.8 Assignment; Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 6.9 Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the Parties.
     Section 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Applicable Laws or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Parties has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, in each such case, as of the day and year first above written.

SMART HYDROGEN INC.
By:	/s/ Sergey Polikarpov
Sergey Polikarpov
Director

DTE ENERGY FOUNDATION
By:	/s/ Karla Hall
Karla Hall
Vice President and Secretary

[Signature Page to Foundation Voting Agreement]

EXHIBIT A
FORM OF STOCK PURCHASE AGREEMENT